Exhibit 12

780 NORTH WATER STREET MILWAUKEE, WI 53202-3590 TEL 414-273-3500 FAX 414-273-5198 www.gklaw.com GODFREY & KAHN, S.C. MILWAUKEE APPLETON GREEN BAY WAUKESHA LAFOLLETTE GODFREY & KAHN MADISON

June 29, 2005

Board of Directors

ICAP Funds, Inc.

225 West Wacker Drive, Suite 2400

Chicago, Illinois 60606

Ladies and Gentlemen:

We have been requested to render this opinion concerning certain matters of federal income tax law in connection with the proposed acquisition of all of the assets of ICAP Discretionary Equity Fund (the “Acquired Fund”), a series of ICAP Funds, Inc., a corporation organized and existing under the laws of the State of Maryland (the “Corporation”), by ICAP Equity Fund (the “Acquiring Fund”), a series of the Corporation, in exchange for shares of the Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund (the “Asset Acquisition”), pursuant to that certain Plan of Reorganization executed by the Corporation, on behalf of both the Acquired Fund and the Acquiring Fund, dated as of May 19, 2005 (the “Plan”).

Except as otherwise provided, capitalized terms referred to herein have the meanings as set forth in the Plan.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the Corporation in connection with the Asset Acquisition.  As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times including on the anticipated Closing Date, of the statements, covenants, conditions, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

1.

The Plan;

2.

The Registration Statement of the Corporation on Form N-14 as filed with the Securities and Exchange Commission on or about June 29, 2005, as amended (the “Registration Statement”), and the Proxy Statement/Prospectus included therein;

3.

Certificates of certain officers of the Corporation as to the satisfaction of various conditions for the Asset Acquisition under the Plan; and

4.

Such other instruments and documents related to the formation, organization and operation of the Acquired Fund and the Acquiring Fund or the consummation of the Asset Acquisition and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof) that:

1.

Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents or the forms thereof included in the Registration Statement, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and

2.

The Asset Acquisition will be consummated pursuant to the Plan and as described in the Registration Statement.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that for federal income tax purposes:

(a)

The Asset Acquisition will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Acquired Fund should each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(b)

No gain or loss will be recognized by the Acquired Fund or the Acquiring Fund as a result thereof;

(c)

No gain or loss will be recognized by the Acquired Fund shareholders upon the receipt of Acquiring Fund Shares solely in exchange for their shares of the Acquired Fund in connection therewith;

(d)

The aggregate tax basis of the Acquiring Fund Shares received by the Acquired Fund shareholders will be the same as the aggregate tax basis of the shares of the Acquired Fund exchanged therefor;

(e)

The holding period of the Acquiring Fund Shares received by the Acquired Fund shareholders will include the holding period during which the shares of the Acquired Fund exchanged therefor were held, provided that at the time of the exchange, the shares of the Acquired Fund were held as capital assets in the hands of the Acquired Fund shareholders;

(f)

The Acquiring Fund will succeed to and take into account those tax attributes of the Acquired Fund that are described in Section 381(c) of the Code;

(g)

The aggregate tax basis of the assets of the Acquired Fund in the hands of the Acquiring Fund will be the same as the basis of such assets immediately prior to the transfer thereof; and

(h)

The holding periods of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the respective holding periods of such assets in the hands of the Acquired Fund immediately prior to the transfer thereof.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1.

Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position.  No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Asset Acquisition.  Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, may adversely affect the accuracy of the opinion expressed herein.  Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

2.

Our opinion concerning certain of the federal tax consequences of the Asset Acquisition is limited to the specific federal tax consequences presented above.  No opinion is expressed as to any transaction other than the Asset Acquisition, including any transaction undertaken in connection with the Asset Acquisition.  In addition, this opinion does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Asset Acquisition.

3.

Our opinion is void and may not be relied upon if (a) all the transactions described in the Plan are not consummated in accordance with the terms of such Plan and without waiver or breach of any material provision thereof, or (b) all of the representations, warranties, covenants, conditions, statements and assumptions upon which we relied are not true and accurate at all relevant times.

4.

This opinion is being delivered solely for the purpose of satisfying the requirements set forth in Section 7.4 of the Plan.  This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

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